Exhibit 5.1

FLG Flangas Law Group

Writer's email: kps@fdlawlv.com

July 25, 2023

Board of Directors

Kartoon Studios, Inc.

190 N. Canon Drive, 4th Floor

Beverly Hills, CA 90210

Re:	Kartoon Studios, Inc. Resale Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel for Kartoon Studios, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to 4,784,909 shares of the Company’s common stock, par value $0.001 per share (the “Conversion Shares”) by the selling stockholders named therein (the “Selling Stockholders”) issuable upon the exercise of certain outstanding Common Stock purchase warrants, issued by the Company to the Selling Stockholders on June 26, 2023 (the “Warrants”) pursuant to certain Letter Agreements among the Company and Selling Shareholders (the “Letter Agreement”). Pursuant to the Letter Agreement, the Selling Stockholders, will not be entitled to exercise on the Warrants until the Company has received stockholder approval. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In arriving at the opinion expressed below, we have examined such corporate proceedings, records and documents, and such matters of law, as we have considered necessary for the purposes of this opinion. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. As part of our examination, we have examined the following documents, among others:

A.	the Registration Statement (including the prospectus contained therein);

B.	the Letter Agreements;

C.	the Warrants;

D.	the Articles of Incorporation of the Company, as amended;

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E.	the Articles of Merger;

F.	the Bylaws of the Company;

G.	a Certificate of Good Standing issued by the Secretary of State of the State of Nevada, dated July 24, 2023, certifying that the Company is in existence and in good standing in the State of Nevada;

H.	a certain Unanimous Written Consent of the Board of Directors of the Company, dated July 11; and

I.	Minutes of the Board of Directors Meeting, dated June 16, 2023.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.	The Conversion Shares, when issued and sold in accordance with the terms and conditions of the Letter Agreement and the Warrants, will be validly issued, fully paid and nonassessable.

3.	The Warrants have been executed and delivered by the Company, and constitute valid and legally binding obligations of the Company.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

We render this opinion subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as and to the extent expressly stated herein with respect to the authorization and issuance of the Conversion Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date of this letter, and we do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law (whether by legislative action, judicial decision, administrative decision or otherwise) or a change in any fact arising subsequent to the date hereof that might affect any of the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission

Very truly yours,

/s/ FLANGAS LAW GROUP

FLANGAS LAW GROUP

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